Exhibit 99.(h)(15)

BROOKFIELD INVESTMENT MANAGEMENT INC.

FIFTH AMENDMENT TO THE

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT, dated as of [•], 2018, to the Fund Sub-Administration Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, and February 2, 2018 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT MANAGEMENT INC. (the “Company”), with respect to the BROOKFIELD INVESTMENT FUNDS (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Fourth Amended Exhibit A to the Agreement to add the Center Coast Brookfield Energy Infrastructure Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties hereby agree as follows:

Fourth Amended Exhibit A of the Agreement is hereby superseded and replaced with Fifth Amended Exhibit A attached hereto:

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT MANAGEMENT INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name: Brian F. Hurley	Name:
Title: Managing Director	Title:

Fifth Amended Exhibit A

to the Fund Sub-Administration Servicing Agreement

Separate Series of Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund

Center Coast Brookfield Energy Infrastructure Fund